Exhibit 99.1

Per-Se Technologies Announces 1 Million Share Repurchase Program

    ALPHARETTA, Ga.--(BUSINESS WIRE)--March 9, 2005--Per-Se Technologies, Inc. (Nasdaq: PSTI), the leader in Connective Healthcare solutions that help physicians and hospitals realize their financial goals, announced today that its board of directors has authorized the repurchase of up to 1 million of its outstanding shares of common stock, or approximately 3.3% of its outstanding shares.
    "Given the Company's strong free cash flow generation, a share repurchase program reflects the confidence we have in our business and represents a use of capital that will enhance shareholder value over the long-term," stated Philip M. Pead, Per-Se's chairman, president and chief executive officer.
    Under the share repurchase program, the Company may repurchase shares from time to time at management's discretion in the open market, by block purchase, in privately negotiated transactions or as otherwise allowed by securities laws and regulations. Any shares repurchased will be placed into treasury to be used for general corporate purposes. The actual number and timing of shares to be repurchased will depend on market conditions and certain SEC rules.
Repurchases may be discontinued at any time. The Company currently has
30.4 million shares outstanding.

    About Per-Se Technologies

    Per-Se Technologies (Nasdaq: PSTI) is the leader in Connective Healthcare. Connective Healthcare solutions from Per-Se enable physicians and hospitals to achieve their income potential by creating an environment that streamlines and simplifies the complex administrative burden of providing healthcare. Per-Se's Connective Healthcare solutions help reduce administrative expenses, increase revenue and accelerate the movement of funds to benefit providers, payers and patients. More information is available at www.per-se.com.

    Safe Harbor Statement

    This Press Release contains statements that constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Forward-looking statements contained in this Press Release include the intent, belief or current expectations of the Company and members of its management team with respect to the Company's possible repurchase of shares of common stock in the future and the effect of such repurchases on long term shareholder value, as well as the assumptions upon which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future events, and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those contemplated by the forward-looking statements in this Press Release include, but are not limited to, adequate cash flow and resources to fund the share repurchase program, market conditions affecting the Company's common share price and other potential uses of cash in the future that present attractive alternatives to share repurchases. Additional factors that would cause actual results to differ materially from those contemplated within this Press Release can also be found in the Company's Safe Harbor Compliance Statement and Factors That May Affect Future Results of Operations, Financial Condition or Business included in the Company's Form 10-Q for the quarter ended September 30, 2004, as amended, and Form 10-K for the year ended December 31, 2003, as amended. The Company disclaims any responsibility to update any forward-looking statements.

    CONTACT: Per-Se Technologies, Alpharetta
             Manning, Selvage & Lee
             Jim Storey, 404/870-6832
             jim.storey@mslpr.com